CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2016 THIRD QUARTER

FINANCIAL RESULTS

– Reports Backlog of $441.5M –

– Record Defense Backlog of $332.7M; Driven by Multi-Year Defense Contracts –

Edgewood, NY – November 8, 2016 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the three-month and nine-month periods ended September 30, 2016.

Summary Highlights

•	Backlog of $441.5 Million at September 30, 2016, up $54.2 Million, or 14%, From 2015 Year-End

•	Record Defense backlog of $332.7 Million; up 20% at September 30, 2016 from 2015 year-end; multi-year defense contracts now represent 75% of total backlog

•	Raytheon Next Generation Jammer Pod award validates technical capabilities for Electronic Warfare/Intelligence, Surveillance and Reconnaissance pod structures

•	Embraer E175-E2 award recognizes world class program management and supply chain management capabilities

•	Expect revenue growth in 2017 and a return to profit

Revenue for the 2016 third quarter was $22.1 million compared to $26.8 million for the 2015 third quarter. Gross profit was $5.0 million for the third quarter of 2016, versus $5.6 million for the third quarter of 2015. Pre-tax income for the 2016 third quarter was $2.7 million compared to $3.5 million in the 2015 third quarter. Net profit for the 2016 third quarter was $1.7 million, or $0.19 per diluted share, compared to $2.4 million, or $0.28 per diluted share, in the 2015 third quarter.

CPI Aero Q3’16 Earnings Press Release	Page 2
November 8, 2016

Third quarter 2016 results include $2.7 million in zero-margin revenue related to the A-10 Wing Replacement Program (WRP). In reporting first quarter 2016 results, CPI Aero announced that it had incurred a non-cash charge of approximately $13.5 million related to its estimate to perform through the conclusion of the order. Accordingly, the company is recording A-10 WRP revenue for the remainder of the program at zero gross profit. The results summarized below are presented on an adjusted basis that excludes the impact of the A-10 WRP from the applicable periods.

Third Quarter 2016 vs. Third Quarter 2015 (As Adjusted)

•	Revenue was $19.4 million compared to $23.9 million

•	Gross profit was $5.0 million compared to $5.6 million

•	Pre-tax income was $2.7 million compared to $3.5 million

•	Net income was $1.7 million compared to $2.4 million

•	Earnings per diluted share were $0.19 compared to $0.28

Nine Months 2016 vs. Nine Months 2015 (As Adjusted)

•	Revenue was $58.7 million to $55.8 million

•	Gross profit was $13.7 million compared to $13.1 million

•	Pre-tax income was $6.2 million compared to $6.4 million

•	Net income was $3.9 million compared to $4.4 million and

•	Earnings per diluted share were $0.45 compared to $0.51

“Our continued focus on operational excellence and program execution resulted in another quarter of solid financial performance,” stated Douglas McCrosson, president and chief executive officer of CPI Aero. “The decline in revenue and income for the third quarter of 2016 as compared to the third quarter of 2015 was expected and largely attributed to a reduction in revenue for the E-2D outer wing panel (“OWP”) kits. The multi-year E-2D OWP contract awarded in late 2014 front-loaded certain program activities from later years into 2015 that accelerated the timing of revenue recognition. We were pleased to see steady revenue and improving margin from our commercial market and meaningful contributions from our newer multi-year defense programs, such as the E-2D for Japan, T-38 and F-16, in the third quarter of 2016.

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November 8, 2016

”We also continued to build momentum heading into 2017 with significant contract awards from Raytheon and Embraer that increased backlog at September 30 to a record $441.5 million. Subsequent to the close of the third quarter, we announced a $5 million defense contract with Lockheed Martin/Sikorsky, and I’m optimistic that our strategy to focus on the defense market will result in additional defense contracts during the closing months of 2016. The success of this strategy can already be measured by our record backlog. As of September 30, 2016, $247 million of the backlog consists of defense programs announced during the past 24 months, affording us substantial revenue visibility in future years.”

“Looking ahead, we believe we have the foundation in place for strong long-term value creation,” continued Mr. McCrosson. “As exemplified by our two separate contracts from Raytheon on its Next Generation Jammer Pod in the third quarter, our program management, supply chain management and technical expertise differentiate CPI Aero from our competitors and are highly valued by our customers. Our defense programs strike a good balance between modernization and readiness that we believe place us in the best position to be successful in light of uncertain and evolving U.S. defense budget priorities. Our commercial business remains steady from year-ago levels and we expect that growth in our defense business should more than offset possible headwinds in our business jet product lines.

Mr. McCrosson concluded, “In the near-term, we see a clear path to greater revenue and profits driven by programs transitioning from ramp-up to full-production volumes in fiscal 2017 and margin expansion opportunities from cost reduction and efficiency initiatives undertaken over the past two years. Our bid pipeline further supports our optimism as we are also well positioned on future defense initiatives planned by the U.S. Department of Defense, such as the F-16 Service Life Extension Program (SLEP), the T-X trainer, and the F-15 Wing Replacement Program, either as a prime contractor or partnered with one of our current defense customers.”

Financial Outlook

Mr. McCrosson stated, “We are maintaining our 2016 adjusted revenue outlook for a range of $82.5 million to $88.5 million and narrowing our outlook for 2016 adjusted pre-tax income to the lower end of our previously stated range of $9.8 million to $10.5 million. Our updated adjusted pre-tax income outlook for fiscal 2016 reflects the adoption of a new executive compensation policy that better aligns the interests of shareholders and management and additional legal and accounting fees associated with preparing our full year 2015 audited financial statements. We expect to provide 2017 guidance when we announce fourth quarter and full year 2016 results, however, given the recent wins coupled with our bid pipeline, we have enough visibility today to project revenue growth in fiscal 2017 over fiscal 2016 of 5 to 10 percent and a return to positive earnings per share for the year.”

CPI Aero Q3’16 Earnings Press Release	Page 4
November 8, 2016

Conference Call

Management will host a conference call today at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2015, and Form 10-Q for the three-month periods ended March 31, 2016 and June 30, 2016.

CPI Aero Q3’16 Earnings Press Release	Page 5
November 8, 2016

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Financial Tables to Follow –

CPI Aero Q3’16 Earnings Press Release	Page 6
November 8, 2016

CPI AEROSTRUCTURES, INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue	$22,110,829	$26,790,881	$57,061,826	$68,611,766
Cost of sales	17,086,461	21,194,449	58,642,561	55,564,894

Gross profit (loss)	5,024,368	5,596,432	(1,580,735)	13,046,872
Selling, general and administrative expenses	2,014,147	1,898,965	6,603,321	5,968,123
Income (loss) from operations	3,010,221	3,697,467	(8,184,056)	7,078,749
Interest expense	338,156	218,382	937,523	703,436
Income (loss) before provision for (benefit from) income taxes	2,672,065	3,479,085	(9,121,579)	6,375,313

Provision for (benefit from) income taxes	986,000	1,033,000	(3,378,000)	2,011,000

Net income (loss)	1,686,065	2,446,085	(5,743,579)	4,364,313

Other comprehensive income (loss)
net of tax -
Change in unrealized loss on interest rate swap	25,936	1,382	(44,547)	3,906

Comprehensive income (loss)	$1,712,001	$2,447,467	$(5,788,126)	$4,368,219

Income (loss) per common share – basic	$0.19	$0.29	$(0.67)	$0.51

Income (loss) per common share – diluted	$0.19	$0.28	$(0.67)	$0.51
Shares used in computing income (loss) per common share:
Basic	8,678,608	8,564,417	8,628,716	8,544,475
Diluted	8,692,420	8,625,308	8,628,716	8,613,316

CPI Aero Q3’16 Earnings Press Release	Page 7
November 8, 2016

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(Unaudited)	(Note 1)
ASSETS
Current Assets:
Cash	$665,317	$1,002,023
Accounts receivable, net of allowance for doubtful accounts of $470,748 as of September 30, 2016 and $75,000 as of December 31, 2015	9,004,826	7,665,837
Costs and estimated earnings in excess of billings on uncompleted contracts	95,743,826	102,622,387
Prepaid expenses and other current assets	2,655,376	1,065,473

Total current assets	108, 069,345	112, 355,720

Plant and equipment, net	2,362,655	2,358,736
Deferred income taxes	5,351,000	1,890,000
Other assets	204,240	108,080
Total Assets	$115,987,240	$116,712,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,704,363	$18,379,469
Accrued expenses	1,056,659	1,057,682
Billings in excess of costs and estimated earnings on uncompleted contracts	830,746	175,438
Current portion of long-term debt	1,092,237	1,011,491
Contract loss	2,032,494	549,723
Line of credit	21,938,685	23,700,000
Income tax payable	24,876	189,000

Total current liabilities	40,680,060	45,062,803

Long-term debt, net of current portion	9,296,095	483,961
Other liabilities	702,509	633,663

Total Liabilities	50,678,664	46,180,427

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,722,569 and 8,583,511 shares, respectively, issued and outstanding	8,722	8,584
Additional paid-in capital	52,701,839	52,137,384
Retained earnings	12,646,015	18,389,594
Accumulated other comprehensive loss	(48,000)	(3,453)
Total Shareholders’ Equity	65,308,576	70,532,109
Total Liabilities and Shareholders’ Equity	$115,987,240	$116,712,536

CPI Aero Q3’16 Earnings Press Release	Page 8
November 8, 2016

CPI AEROSTRUCTURES, INC.
ADJUSTED STATEMENT OF EARNINGS
30-SEP-16

Adjusted Earnings (arrived at by eliminating the Company’s A-10 Program with Boeing from reported results) is not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted Earnings is a key metric CPI Aero has used in evaluating its financial performance. Adjusted Earnings is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. CPI Aero considers Adjusted Earnings important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of the non-cash and non-recurring change in estimate recognized in the three months ended March 31, 2016, Adjusted Earnings enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. CPI Aero uses Adjusted Earnings as a measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating decisions and investments. The presentation of Adjusted Earnings should not be construed as an inference that CPI Aero’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as changes in estimates. Adjusted Earnings should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

	For the Nine months ended September 30, 2016

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$57,061,826	$1,665,466	$58,727,292

Cost of sales	58,642,561	(13,618,684)	45,023,877

Gross profit (loss)	(1,580,735)	15,284,150	13,703,415

Selling, general and administrative exp	6,603,321		6,603,321

Income (loss) from operations	(8,184,056)	15,284,150	7,100,094

Interest expense	(937,523)		(937,523)

Income before provision for (benefit from) income taxes	(9,121,579)	15,284,150	6,162,571

Provision for (benefit from) income taxes	(3,378,000)	5,658,000	2,280,000

Net income (loss)	$(5,743,579)	$9,626,150	$3,882,571

Diluted earnings (loss) per share	$(0.67)		$0.45

CPI Aero Q3’16 Earnings Press Release	Page 9
November 8, 2016

	For the Three months ended September 30, 2016

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$22,110,829	$(2,678,199)	$19,432,630

Cost of sales	17,086,461	(2,678,199)	14,408,261

Gross profit	5,024,368		5,026,368

Selling, general and administrative exp	2,014,147		2,014,147

Income from operations	3,010,221		3,010,221

Interest expense	(338,156)		(338,156)

Income before provision for (benefit from) income taxes	2,672,065		2,672,065

Provision for income taxes	986,000		986,000

Net income	$1,686,065		$1,686,065

Diluted earnings per share	$0.19		$0.19

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November 8, 2016

	For the Nine Months Ended September 30, 2015

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$68,611,766	$(12,803,792)	$55,807,974

Cost of sales	55,564,894	(12,811,561)	42,753,333

Gross profit	13,046,872	7,769	13,054,641

Selling, general and administrative exp	5,968,123		5,968,123

Income from operations	7,078,749	7,769	7,086,518

Interest expense	703,436		703,436

Income before provision for income taxes	6,375,313	7,769	6,383,082

Provision for income taxes	2,011,000		2,011,000

Net income	$4,364,313	$7,769	$4,372,082

Diluted earnings per share	$0.51		$0.51

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November 8, 2016

	For the Three Months Ended September 30, 2015

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$26,790,881	$(2,894,487)	$23,896,394

Cost of sales	21,194,449	(2,889,279)	18,305,170

Gross profit	5,596,432	(5,208)	5,591,224

Selling, general and administrative exp	1,898,965		1,898,965

Income from operations	3,697,467	(5,208)	3,692,259

Interest expense	218,382		218,382

Income before provision for income taxes	3,479,085	(5,208)	3,473,877

Provision for income taxes	1,033,000		1,033,000

Net income	$2,446,085	(5,208)	$2,440,877

Diluted earnings per share	$0.28		$0.28

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